Exhibit 99.1

CHECKERS DRIVE-IN RESTAURANTS, INC.

4300 West Cypress Street, Suite 600  *  Tampa, FL  33607  *  (813) 283-7000   *   (813) 283-7001

NEWS RELEASE

CONTACTS:	Kim Francis	Michelle Shortencarrier
	Checkers Drive-In Restaurants, Inc.	America Supports You
	Phone: 813-283-7078	Phone: 202-414-0791
	francisk@checkers.com	mshortencarrier@susandavis.com

Checkers®/Rally’s® Auctions Rare Sports Memorabilia to Benefit Troops through
Operation Gratitude and Joins America Supports You Team
One of a Kind NASCAR® and NFL® Collectibles on eBay to Fund
Care-Package-to-Troops Charity

TAMPA, FL – December 8, 2005 – Checkers Drive-In Restaurants, Inc., (NASDAQ: CHKR) the Official Burger of NASCAR® and several NFL® teams, today announced that it is auctioning one of a kind sports collectibles to benefit Operation Gratitude. Checkers®/ Rally’s® is posting the memorabilia items on eBay to help fund Operation Gratitude’s mission of sending care packages to U.S. troops currently deployed overseas.

To show their support for service members, the double drive-thru chain has also joined America Supports You, an ongoing nationwide Department of Defense program that showcases and communicates America’s support to the men and women of the Armed Forces. The auction will serve as the first of many initiatives the organization will undertake as part of its participation with America Supports You.

“Our sports sponsorships have given Checkers/Rally’s the opportunity to obtain exclusive memorabilia from some of the top teams and athletes in their sports, and we’re honored to have the opportunity to use these items to raise money for a worthwhile cause,” said Keith E. Sirois, President and CEO of Checkers Drive-In Restaurants, Inc. “This is an exciting opportunity for sports fans and collectors of rare memorabilia to help put gifts in the hands of our troops serving overseas.”

The funds raised by the auction will be donated to Operation Gratitude, a nonprofit organization and America Supports You team member that sends care packages to troops deployed in remote parts of the world including the Middle East, Afghanistan, Kosovo-Bosnia, Guantanamo Bay and on ships throughout international waters. The donation will help cover the overall expenses of the care packages and shipping costs.

“With the help of Checkers/Rally’s and those who participate in the auction, we will be able to send more care packages and more love to our troops,” said Carolyn Blashek, Founder of Operation Gratitude. “Since our organization was founded two years ago, we have been able to send more than 98,000 care packages, delivering food, toiletries and entertainment items, as well as personal letters of appreciation and good wishes, to our troops deployed overseas. The care packages demonstrate our respect for our men and women in uniform; I thank Checkers/Rally’s for helping Operation Gratitude to continue and expand its mission.”

Allison Barber, Deputy Assistant Secretary of Defense for Public Affairs said, “We are grateful to Checkers/Rally’s for their commitment to our military men and women. This initiative helps demonstrate to our service members strong home front support from these important organizations.  Our support is always important to them, and especially during the holidays.”

The auctions go live on Friday, December 9, 2005, at 9 a.m. EST, and the auctions will stay open for five days. The items can be found by going to http://www.ebay.com/, and under the Categories list, choosing “Giving Works (Charity).” Scroll down to the area titled “Shop eBay Giving Works Listings by Nonprofit.” Click on the letter “o” to search the nonprofit directory alphabetically. Find and click on “Operation Gratitude,” and after the charity’s description, click on the “learn more” link to view and bid on Checkers/Rally’s items.

The memorabilia to be auctioned include:

•	2003 Tampa Bay Buccaneers® Sponsor Super Bowl Ring

In 2003’s Super Bowl XXXVII, the Tampa Bay Buccaneers defeated the Oakland Raiders 48 to 21. As the Official Burger of the Bucs that year, Checkers received this sponsor’s Super Bowl ring from the team to commemorate the event, the Bucs’ first Super Bowl win. The extra large display ring is Tiffany- designed and diamond- encrusted. The sides of the ring feature NFL, Buccaneers and Checkers insignia.
MINIMUM BID: $10,000.00

•	NASCAR Nextel Cup Leather Jacket Signed by All 2005 Ford 400® Starters

This officially licensed, black leather jacket is signed by all of the 43 drivers who qualified to start at the Ford 400 on Sunday, November 20, 2005, at Homestead-Miami Speedway. The jacket was signed during driver introductions immediately before the start of the race, making this jacket truly one of a kind. Signatures include those of 2005 NASCAR Nextel Cup Champion Tony Stewart, Dale Earnhardt Jr., Jimmie Johnson, and Jeff Gordon. Rusty Wallace, who retired following this race, also signed the jacket.

MINIMUM BID: $5,000.00

•	No. 1 Jon Gruden Tampa Bay Buccaneer Bobble Head Doll

In 2003, Coach Jon Gruden bobble head dolls were made available at participating Tampa-area Checkers® locations, with proceeds benefiting charity. This Forever Collectibles “Legend of ‘The Field’” limited edition hand crafted collectible is number one in a series of 15,000 and is autographed by Jon Gruden.

MINIMUM BID: $2,500.00

•	Autographed NASCAR Racing Helmet

Checkers/Rally’s is the Official Drive-Thru Restaurant and Burger of NASCAR. This limited edition Checkers/Rally’s racing helmet is signed by some of the top drivers in the sport including: Casey Mears, Kyle Petty, Michael Waltrip, Ryan Newman, Robby Gordon and others.

MINIMUM BID: $2,500.00

Checkers
BURGERS • FRIES • COLAS
Rally's
BURGERS • FRIES • COLAS
THE OFFICIAL DRIVE-THRU OF
NASCAR

•	Autographed No. 1 Seminoles Die Cast Car

During the 2005 Ford 400 at Homestead Miami Speedway, Scott Riggs drove the No. 10 Florida State University Seminoles car in a “race within the race” against the No. 45 University of Florida Gators car driven by Kyle Petty. This die cast Seminoles car is the first in the limited edition series and is signed by NASCAR Nextel Cup Series driver Scott Riggs.

MINIMUM BID: $500.00

•	Autographed No. 1 Gators Die Cast Car

During the 2005 Ford 400 at Homestead Miami Speedway, Kyle Petty drove the No. 45 University of Florida Gators car in a “race within the race” against the No. 10 Florida State Seminoles car driven by Scott Riggs. This die cast Gators car is the first in the limited edition series and is signed by NASCAR Nextel Cup Series legend Kyle Petty.

MINIMUM BID: $500.00

About Checkers Drive-In Restaurants, Inc.
Checkers Drive-In Restaurants, Inc. (http://www.checkers.com) is the largest double drive-thru restaurant chain in the United States. The Company develops, owns, operates and franchises quick-service Checkers and Rally’s double drive-thru restaurants. In 2005, Checkers/Rally’s was awarded two of the industry’s most coveted recognitions: Best Drive-Thru in America 2005 in the QSR Drive-Thru Study for Rally’s, and Nation’s Restaurant News Hot! Again Award for Checkers’ sizzling business performance. Checkers/Rally’s is the Official Burger and Drive-Thru Restaurant of NASCAR.

About Operation Gratitude
Operation Gratitude is a nonprofit, all volunteer organization that sends care packages to U.S. Military Troops deployed overseas. Our mission is to lift morale, bring a smile to a service person’s face and express the appreciation of the American people for the sacrifices of the men and women defending our freedom. Our packages include snacks, toiletries, entertainment items, and letters of support from caring students and adults. 100% of donated funds are used to pay for shipment of the packages.

About America Supports You
Since the launch of the America Supports You campaign in November 2004, more than one million Americans, including citizens, businesses and organizations have logged onto www.AmericaSupportsYou.mil to register the activities and projects in their communities that show their support for America’s Armed Forces, especially those serving in harm’s way.